EXHIBIT 10.4
Primus Asset Management, Inc.
360 Madison Avenue
New York, NY 10017
CONFIDENTIAL
October 29, 2010
Thomas W. Jasper
39 Manursing Avenue
Rye, NY 10580
Dear Tom:
The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment from Primus Asset Management, Inc. (the “Company”). As more fully set forth below, the Company desires to provide you with certain payments and benefits in exchange for certain agreements by you. This Agreement shall become effective on the eighth (8th) day following your signing and delivering the Agreement to the Company, provided you do not revoke the Agreement as described in Section 17 below (the “Effective Date”).
1.
Separation of Employment. You acknowledge that your employment with the Company will terminate effective as of November 1, 2010 (the “Separation Date”). You hereby resign from all positions as an officer and director of the Company, Primus Guaranty, Ltd. (“Primus Guaranty”) and their subsidiaries and affiliates as of the Separation Date. You acknowledge that from and after the Separation Date, you shall have no authority with respect to the Company and its subsidiaries and affiliates and you shall not be, and shall not represent yourself as, an officer, employee or director of the Company or its subsidiaries and affiliates. By no later than the Separation Date, the Company will provide you with your final paycheck, which will include all salary owed to you for work performed through the Separation Date for the Company and its subsidiaries and affiliates. You confirm that you have no accrued, but unused vacation time.

2.
Payments and Benefits. In exchange for the mutual covenants set forth in this Agreement, and provided you sign, return and do not revoke this Agreement, including the release of claims contained herein, the Company agrees to provide you with the following:

a.	A lump sum cash payment of $500,000, in lieu of your 2010 annual bonus, which shall be paid within 21 days after the Separation Date.
b.
A lump sum cash payment of $750,000, in lieu of the 2011 equity awards that were to be valued at $1.6 million and granted to you under the employment letter agreement between you and the Company as amended and restated on June 13, 2008 (the “Employment Agreement”). The $750,000 lump sum payment shall be paid within 21 days after the Separation Date.

c.
A cash payment in the aggregate amount of $250,000, which shall be paid as additional consideration for the covenants described in Section 6 of this Agreement. This payment will be made in equal payroll installments over the 12-month period following the Separation Date; provided, however, that any amounts that would otherwise be payable during the six-month period immediately following the Separation Date shall be postponed and paid to you on the first business day after the date that is six months after the Separation Date.

d.	Your outstanding stock options, restricted stock units, performance shares and deferred shares shall be subject to vesting and payment as described in Section 3 below.
e.
You (and your dependents) will have the right to elect to continue your medical and dental insurance under the Company’s benefit plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In the event you elect to continue your coverage under the Company’s medical and dental plans and pay the applicable COBRA premiums, the Company shall reimburse you monthly for your COBRA premiums paid for such coverage each month for the period beginning on the Separation Date and ending on May 1, 2011. You (and your dependents) will receive a COBRA election packet under separate cover that sets forth the details of the continuation coverage available under COBRA. Except as provided herein, your active participation in the Company’s employee benefit plans shall cease effective as of the Separation Date.

f.
You acknowledge and agree that the payments provided in this Agreement shall be in full settlement and satisfaction of the amounts payable to you under the Employment Agreement, and are in addition to amounts otherwise due or owing to you by the Company. You acknowledge and agree that the payments under this Agreement are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific consideration set forth in this Agreement, you are not and shall not in the future be entitled to, and you are not owed, any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation benefit. You further acknowledge that the payments provided in this Agreement exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company; and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and no promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

3.
Equity Awards. In exchange for the mutual covenants set forth in this Agreement, and provided you sign, return and do not revoke this Agreement, including the release of claims contained herein, the Company confirms and agrees as follows regarding your outstanding equity awards:

a.
Restricted Stock Units. Your outstanding restricted stock units with respect to 822,395 Primus Guaranty shares (“RSUs”) shall become fully vested as of the Separation Date and shall be paid in Primus Guaranty shares within 21 days after the Separation Date.

b.
Options. Your outstanding options as listed on Exhibit A to this Agreement (“Options”) shall become fully vested as of the Separation Date. Your vested Options shall remain exercisable until the first to occur of (i) one year after the Separation Date; or (ii) the expiration of the maximum term of the Options under the applicable grant agreement. The Options shall remain subject to the terms and conditions of the Primus Guaranty, Ltd. Incentive Compensation Plan (the “Incentive Compensation Plan”) and the applicable grant agreements.

c.	Performance Shares. Your outstanding performance shares with respect to 161,128 Primus Guaranty shares (“Performance Shares”) shall remain outstanding and will be subject to vesting as follows:
Your Performance Shares will vest if the Primus Guaranty shares achieve the following prices on or before January 28, 2013, the third anniversary of the date of grant:
•	80,564 Performance Shares shall vest if a price of $5.50 is achieved; and an additional
•	80,564 Performance Shares shall vest if a price of $6.50 is achieved.
A price will be considered achieved if the closing price of the Primus Guaranty shares at the close of trading on the New York Stock Exchange (or other public exchange on which the shares are traded) equals or exceeds the specified price for each of 20 trading days during any 30 consecutive trading day period, and the date of such achievement will be the “PS Vesting Date.” A number of Primus Guaranty shares equal to the number of Performance Shares that vest on a particular PS Vesting Date will be delivered to you following certification by the Compensation Committee that the applicable price has been achieved, but no later than 60 days after the applicable PS Vesting Date.

Notwithstanding anything in any plan or agreement to the contrary:
(i)
The unvested Performance Shares shall vest in the event that a change in control of Primus Guaranty, as defined in the Incentive Compensation Plan (“Change in Control”), occurs and, on or after the date of the Change in Control, Primus Guaranty shares cease to be traded on all public securities exchanges for a period that is, at the time, long-term and indefinite;

(ii)
The unvested Performance Shares shall be forfeited immediately if you materially breach any of the terms and conditions of Section 9, 10 or 11 of the Employment Agreement or Section 6 of this Agreement and you do not cure such breach after being given a reasonable opportunity to cure;

(iii)	The unvested Performance Shares shall be forfeited if they do not vest according to this Agreement on or before January 28, 2013; and
(iv)	The terms of this Agreement shall replace and supersede any and all prior terms of grant of the Performance Shares.
The Company confirms that 80,563 performance shares under the January 2010 grant vested in October 2010 upon attainment of a share price of $4.50 per share and will be distributed to you at the same time as distributions are made to other employees.
d.
Deferred Shares. Your deferred restricted share units with respect to 390,658 Primus Guaranty shares (“Deferred Shares”) shall be paid to you in Primus Guaranty shares within five business days after the date that is six months after the Separation Date. Payment of your Deferred Shares shall be made pursuant to the terms of the Primus Restricted Share Unit Deferral Plan.

4.
Cooperation. You agree that through May 1, 2011, upon reasonable request by the Company or the Releasees, you shall cooperate fully with the Company and the Releasees (as defined in Section 7 below) in connection with any matter or event relating to your employment or events that occurred during your employment with the Company and its predecessors, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company and the Releasees, including any claims or actions against their affiliates and their respective members, shareholders, directors, officers and employees and including any transitional matters related to the transition of your role and responsibilities as a director and officer of the Company and Primus Guaranty to another individual. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice, to meet with the Company and the Releasees regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or another inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company and the Releasees. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company and the Releasees, you shall, to the extent permitted by law, promptly notify the General Counsel of Primus Guaranty. You shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation under this section.

5.	Additional Covenants. You expressly acknowledge and agree to the following:
a.
You will continue to be subject to the Return of Property, Proprietary Information, Innovations, Nondisparagement and Enforcement provisions contained in Sections 9, 10, 11, 14 and 15 of your Employment Agreement, respectively;

b.
Other then as specifically provided in Section 3(c) of this Agreement, you shall receive no additional compensation or benefits in the event of a change in control of the Company, Primus Guaranty or any of their subsidiaries or affiliates;

c.
Nothing in this Agreement shall prohibit or restrict you, the Company and the Releasees, or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to any self-regulatory organization, any governmental agency or legislative body, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), or the Company’s Legal Department, and/or pursuant to the Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible. You acknowledge and agree, however, that pursuant to Section 7, you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for the payments made in connection with Section 2 and Section 3 of this Agreement; and

d.
The material breach of any of the terms and conditions of Section 9, 10 or 11 of the Employment Agreement or Section 6 of this Agreement, if you fail to cure such breach after being given a reasonable opportunity to cure, shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder.

6.
Business Relationships. You acknowledge that the relationships of the Company, Primus Guaranty and their subsidiaries and affiliates with their employees, customers and vendors are valuable business assets. You agree that, during the one-year period following the Separation Date (the “Restricted Period”), you will not directly or indirectly (for yourself or for any third party) divert or attempt to divert from the Company, Primus Guaranty or their subsidiaries and affiliates, any business, employee, customer or vendor, through solicitation or otherwise.

In addition, you agree during the Restricted Period to abstain from participating, in any capacity, directly or indirectly, without the Company’s prior written consent, in any plan or proposal to acquire control, or influence the management or policies, of the Company, Primus Guaranty or their subsidiaries, or any persons or entities known to you at the time to be affiliates of the Company or Primus Guaranty, or to advance claims on behalf of bondholders or counterparties to Primus Financial against the Company, Primus Guaranty or their subsidiaries and affiliates. You agree not to provide during the Restricted Period any advice or assistance to, or become associated with, XL Capital Limited, Second Curve Capital, LLC or AEGON U.S.A. Investment Management, LLC, in each case while such entity has a direct or indirect ownership interest in Primus Guaranty or the Company, or any other record or beneficial owner of 10% or more of any class of voting securities of Primus Guaranty as identified to you in writing by the Company or Primus Guaranty. You also agree during the Restricted Period to abstain from participating, in any capacity, directly or indirectly (including by providing advice to any person or entity), in any transaction or matter relating to the Company, Primus Guaranty or their subsidiaries and affiliates where your interests or the interests of any person or entity with whom you are associated, directly or indirectly, are in any way or could reasonably be adverse to the interests of, or on the opposite side of, the Company, Primus Guaranty or their subsidiaries or affiliates. Notwithstanding the foregoing, you may pursue discussions with third parties concerning potential credit insurance or credit default swap vehicles or opportunities provided that (i) you first consult with the board of directors of Primus Guaranty, (ii) Primus Guaranty gives you advance written confirmation that your discussions will not conflict with any current or future initiatives of the Company, Primus Guaranty or their subsidiaries or affiliates in this area, and (iii) you give Primus Guaranty advance written confirmation that your discussions will not result in the use or divulging of confidential or proprietary information of the Company, Primus Guaranty or their subsidiaries or affiliates.
If, in any judicial proceeding, a court shall refuse to enforce this covenant because the time limit is too long or because it is more extensive than necessary to protect the business and goodwill of the Company, Primus Guaranty and their subsidiaries and affiliates, it is understood and agreed between the parties that for purposes of such proceeding such time limitation and areas of enforcement shall be reformed to the extent necessary to permit enforcement of such covenant.

7.
Release of Claims. In return for the payments and benefits provided under this Agreement, and for other good and valuable consideration that you would not otherwise be entitled to, you hereby irrevocably and unconditionally release, remise, waive and forever discharge the Company and the Releasees (as defined below) from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind, at law or in equity, whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which you, your heirs, executors, administrators, legal representatives, successors or assigns ever had, now have or hereafter can, shall or may have, against the Company and the Releases, based upon or arising from any set of facts, whether known or unknown to you, at any time on or prior to the date you execute this Agreement, including, but not in any way limited to, any and all matters arising out of, occurring or relating to your employment and/or termination thereof with the Company, other than those relating to your enforcement of the terms of this Agreement. This Release specifically includes, without limitation, any and all rights and Claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e); the Civil Rights Acts of 1866, 1871 and 1991; the Americans with Disabilities Act, 42 U.S.C. § 1201, et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”) (including but not limited to claims for breach of fiduciary duty under ERISA); the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Age Discrimination in Employment Act, (29 U.S.C. § 621, et seq.) (“ADEA”); the Older Workers’ Benefits Protection Act; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes-Oxley Act; the Genetic Information Nondiscrimination Act of 2008; the New York State Human Rights Law; the New York City Human Rights Law, and all amendments to the foregoing, and any and all other federal, state and/or local statutes, ordinances, regulations, common laws or constitutional provisions. For purposes of this Agreement, the term the “Company and the Releasees” means and includes the Company, Primus Guaranty, their past, present and future direct or indirect subsidiaries, divisions, insurers, direct or indirect corporate parents, affiliates, their past, present and future predecessors, successors and assigns, and their current, former and future partners, members, managers, officers, directors, employees, shareholders, representatives, agents, and attorneys, in their official and/or individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance benefits; (iii) any claim or right that may arise after the execution of this Agreement; (iv) any claim or right you may have under this Agreement; (v) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (vi) any claim under directors and officers insurance maintained by the Company or Primus Guaranty with respect to your service as an officer or director of the Company and Primus Guaranty, and any claim for indemnification you may have as a former officer and director under the certificate of incorporation or bylaws of the Company or Primus Guaranty or under applicable law, or (vii) any rights that you may have to obtain contribution in the event of the entry of judgment against you as a result of any act or failure to act for which both you and the Company are jointly responsible.

8.
Director and Officer Insurance. The Company agrees to continue to maintain directors’ and officers’ liability insurance covering you, on the same basis and terms as the Company provides generally for its active employees and directors, if such insurance is available under commercially reasonable terms, until such time as lawsuits against you with respect to your employment with the Company are no longer permitted by law, but not beyond six years after the Separation Date.

9.
Continued Use of Office Space and Administrative Assistant. You may continue to use your office in the Company’s New York City office at 360 Madison Avenue, 23rd Floor, New York, NY 10017 through December 31, 2010. During this time, the Company will continue to make available to you the reasonable use of a telephone and internet connectivity, as well as appropriate means of access necessary to gain entrance to the office. You agree to use your personal email address and not the Company’s email address after the Separation Date, although you may use the Company’s email address to receive (but not send) email on a transition basis and the Company will provide you a reasonable period for transition to a new computer and email address. You agree that you will not hold yourself out as an employee or director of the Company. Through December 31, 2010, you may continue to receive assistance from your current administrative assistant in the same capacity as before your Separation Date. You agree to indemnify and hold harmless the Company and the Releasees from any liability resulting from your use of the office space and the administrative assistance after the Separation Date. On or before December 31, 2010, you shall return to the Company all property that was provided to you pursuant to this Section 9.

10.	Joint Announcement. You and the Company shall agree on a joint announcement mutually acceptable to you and the Company regarding your termination of employment.
11.
Non-Admission. You understand and agree that this Agreement may not be cited as, and does not constitute any admission by the Company and the Releasees of, any violation or evidence of noncompliance with any federal, state, city, local or other statute, constitution, public policy, tort law, contract law, common law, rule, ordinance, or of any other wrongdoing, unlawful conduct, liability or breach of any duty whatsoever.

12.
Entire Agreement / Modification / Waiver / Choice of Law / Enforceability / Jury Waiver. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, Primus Guaranty and their predecessors, and sets forth the entire agreement between you and the Company and the Releasees with respect to the subject matter hereof, except that you will continue to be bound by terms and your commitments under Sections 9, 10, 11, 14 and 15 of the Employment Agreement, which Sections shall remain in full force and effect. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company and the Releasees to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in New York, and shall be governed by and construed in accordance with the laws of New York, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in New York in a court of competent jurisdiction in New York, New York, and you further acknowledge that venue for such actions shall lie exclusively in New York and that material witnesses and documents would be located in New York. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

13.
Legal Fees. The Company agrees to reimburse you for your legal fees in connection with the negotiation and review of this Agreement, up to a maximum of $25,000, upon the presentation to the Company by you of appropriate substantiation of such fees within 21 days after the Separation Date.

14.
Severability. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full; provided that, if any provision of Section 7 of this Agreement is held unenforceable by any court of law, and you proceed with any Claim (within the scope of Section 7 above) against the Company and the Releasees then you agree that the Company may seek to recoup from you the payments and benefits provided under Section 2 and Section 3 hereof, and the Company will be relieved from any further obligation to provide you with any further payments or benefits, or any other form of consideration or compensation described in this Agreement.

15.
Taxes. The Company shall withhold from any amounts payable under this Separation Agreement all federal, state, city, or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling. You shall be responsible for all taxes that may apply to any payment or benefit provided under this Agreement, except payroll taxes customarily withheld and paid by the employer. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code, and in no event may you designate the calendar year of a payment under this Agreement.

16.
Agreement Not To Be Construed Against Its Drafter. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

17.	Acknowledgments. You hereby acknowledge that:
a.	The Company advises you to consult with an attorney before signing this Agreement;
b.	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;
c.	You freely, voluntarily and knowingly entered into this Agreement after due consideration;
d.	You have had a minimum of twenty-one (21) days to review and consider this Agreement;
e.	If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Section 17(d) above has expired;
f.	You have a right to revoke this Agreement by notifying the undersigned Company representative in writing within seven (7) days of your execution of this Agreement;
g.
In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

h.	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.
18.
Revocation by the Company. You agree that if you fail to execute and return this Agreement to the Company within twenty-one (21) days of your receipt of the Agreement for your review and consideration, the promises and agreements made by the Company herein will have been revoked.

19.
Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:
Primus Asset Management, Inc.
360 Madison Avenue, 23rd Floor
New York, NY 10017
Attn: General Counsel
with a copy to:
Mims Maynard Zabriskie, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
If to you:
Thomas W. Jasper, addressed to his most recent address on the Company’s books and records.
With a copy to:
Arthur Kohn
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
or to such other address as any party hereto may designate by notice to the others.
By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement and all Exhibits hereto, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.
If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Vincent Tritto at the Company no later than November 19, 2010.
Very truly yours,
PRIMUS ASSET MANAGEMENT, INC.

By:	/s/ Vincent B. Tritto	Dated: October 29, 2010

Confirmed and Agreed:

/s/ Thomas W. Jasper		Dated: October 29, 2010

Thomas W. Jasper

Exhibit A
Options

Grant Date	Shares	Exercise Price	Expiration Date*

2/15/03	50,000	$6.94	11/1/11
2/15/04	61,250	$9.76	11/1/11
2/1/07	200,000	$11.75	11/1/11
2/15/06	65,000	$12.74	11/1/11
10/5/04	78,750	$13.50	10/4/11

*	The expiration date shown in the table is the earlier of (i) one year after the Separation Date or (ii) the maximum term of the options in the applicable grant agreement.